Exhibit 99.1

2500 City West Boulevard Suite 2200 Houston, TX 77042 (713) 361-2600 (713) 361-2693 fax

FOR IMMEDIATE RELEASE July 30, 2008	Contact: G. Kregg Lunsford Chief Financial Officer (713) 243-2713

Cal Dive Reports Second Quarter 2008 Results

HOUSTON, TX – (July 30, 2008) Cal Dive International, Inc. (NYSE:DVR) reported second quarter 2008 net income of $16.9 million, or $.16 per diluted share compared to $11.6 million and $.14 per diluted share for the same period of 2007.  The increase is primarily due to non-recurring charges incurred during the second quarter of 2007 and profit contributions in the second quarter of 2008 from the Horizon Offshore assets acquired in late 2007.  This increase was partially offset by lower vessel utilization as a result of the harsh weather conditions that extended into April and May of this year.

Quinn Hébert, President and Chief Executive Officer of Cal Dive, stated “We continued to experience low utilization during April and May driven by continued poor weather in the Gulf of Mexico.  The majority of our U.S. fleet returned to work offshore in June and we expect higher vessel utilization during the second half of the year.  However, the activity levels in the first two months of the second quarter were well below our expectations and left us behind our targeted performance objective for the year to this point.  Since our projections already included a strong second half of the year, we are adjusting our guidance range for 2008 to $225 million to $265 million in EBITDA and $.80 to $1.10 in earnings per share.

We are glad to have the fleet back to work and are encouraged by our backlog which stands at approximately $484 million as of June 30, 2008.  We are also still on track to generate approximately one-third of our revenue from international markets this year.”

Financial Highlights

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Revenues:  Second quarter 2008 revenues increased by $36.7 million to $172.0 million as compared to the second quarter of 2007, primarily due to revenue contributions from certain Horizon assets acquired in late 2007.  The increase in revenues was partially offset by lower vessel utilization resulting from the harsh weather conditions in the Gulf of Mexico during the second quarter of 2008.

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Gross Profit: Second quarter 2008 gross profit increased by $1.7 million to $47.3 million as compared to the second quarter 2007, primarily due to the acquisition of Horizon in late 2007.  The increase was largely offset by decreased vessel utilization due to weather conditions as described above as well as increased depreciation and amortization expense.

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SG&A: Second quarter 2008 SG&A increased by $6.9 million over the second quarter 2007, primarily due to the acquisition of Horizon in late 2007 (including approximately $.9 million of non-cash amortization of related intangible assets), increased employee benefit costs and increased information technology costs.

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Net Interest Expense: Second quarter 2008 net interest expense increased by $2.6 million over the second quarter of 2007, due to the term loan borrowings incurred in late 2007 in connection with the acquisition of Horizon.

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Income Tax Expense: The effective tax rate for the second quarter 2008 was 31.0% compared to 47.3% for the same period in 2007.  The rate decrease is primarily due to the tax treatment of certain non-recurring items incurred during the second quarter of 2007 and an increased percentage of income being earned in foreign jurisdictions in 2008 with lower income tax rates.

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Balance Sheet:  Total debt was $344.5 million and cash and cash equivalents were $5.9 million for a net debt position of $338.6 million as of June 30, 2008.

Further details will be provided during Cal Dive’s conference call, scheduled for 11 a.m. Central Time on July 31, 2008.  The teleconference dial-in numbers are: 866-831-6267 (domestic), 617-213-8857 (international), passcode 93380697.  Investors will be able to obtain the slide presentation and listen to the live conference call broadcast from the Investor Relations page at http://www.caldive.com.  A replay will also be available from the Investor Relations-Presentations page.

Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides an integrated offshore construction solution to its customers, including manned diving, pipelay and pipe burial services, and platform installation and salvage services to the offshore oil and natural gas industry on the Gulf of Mexico OCS, Mexico, the Middle East, Southeast Asia and Australia, with a fleet of 31 vessels, including 21 surface and saturation diving support vessels and 10 construction barges.

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CAUTIONARY STATEMENT

This press release may include “forward-looking” statements that are generally identifiable through our use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project” and similar expressions and include any statements that we make regarding our earnings expectations.  The forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new information or events as they occur.  Our actual future results may differ materially due to a variety of factors, including changes in the level of offshore exploration, development and production activity in the oil and natural gas industry, our inability to obtain contracts with favorable pricing terms if there is a downturn in our business cycle, intense competition in our industry, the operational risks inherent in our business, risks associated with our relationship with Helix Energy Solutions Group, Inc., our controlling stockholder, and other risks detailed in our Annual Report on Form 10-K.

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CAL DIVE INTERNATIONAL, INC.

Comparative Condensed Consolidated Statements of Operations

(000’s omitted, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)

Net Revenues	$ 171,970	$ 135,258	$ 316,541	$ 284,484
Cost of Sales	124,714	89,693	244,595	180,967
Gross Profit	47,256	45,565	71,946	103,517
Gain on Sale of Assets	209	1,687	209	1,694
Selling and Administrative	17,967	11,110	35,109	20,766
Income from Operations	29,498	36,142	37,046	84,445
Equity in earnings of Investments	-	(11,793)	-	(10,841)
Net Interest Income (Expense)	(5,014)	(2,419)	(11,731)	(4,958)
Income Before Income Taxes	24,484	21,930	25,315	68,646
Provision for Income Taxes	7,583	10,365	7,845	27,018
Net Income	$ 16,901	$ 11,565	$ 17,470	$ 41,628

Other Financial Data:
Income from Operations	29,498	36,142	37,046	84,445
Equity in earnings of Investments	-	(11,793)	-	(10,841)
Depreciation and Amortization	17,675	9,180	34,302	18,074
EBITDA	48,654	46,119	74,292	104,122

Weighted Avg. Shares Outstanding
Basic	104,356	83,680	104,352	83,680
Diluted	104,765	83,801	104,751	83,746
Earnings Per Share:
Basic	$ 0.16	$ 0.14	$ 0.17	$ 0.50
Diluted	$ 0.16	$ 0.14	$ 0.17	$ 0.50

CAL DIVE INTERNATIONAL, INC.

Comparative Condensed Consolidated Balance Sheet

(000's omitted)

ASSETS	June 30, 2008	December 31, 2007
	(unaudited)
Current Assets:
Cash and equivalents	$ 5,903	$ 61,287
Accounts receivable	208,374	259,271
Income tax receivable	-	11,142
Deferred income taxes	8,920	8,246
Other current assets	20,075	19,744
Total Current Assets	243,272	359,690

Net property & equipment	594,233	562,318
Goodwill	284,884	284,141
Deferred drydock expense	44,338	27,075
Other assets, net	17,350	40,826
Total Assets	$ 1,184,077	$ 1,274,050

LIABILITIES & STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$ 67,070	$ 107,117
Billings in excess of Costs	955	15,121
Current maturities of long-term debt	60,000	60,000
Net payable to Helix	-	8,403
Income tax payable	691	-
Accrued liabilities	45,076	63,687
Total Current Liabilities	173,792	254,328

Long-term debt	284,500	315,000
Long-term payable to Helix	4,836	5,756
Deferred income taxes	108,960	109,028
Other long term liabilities	1,313	2,031
Stockholders' equity	610,676	587,907
Total Liabilities & Equity	$ 1,184,077	$ 1,274,050

Reconciliation of Non-GAAP Financial Measures

For the Periods Ended June 30, 2008 and 2007

(000's omitted, except ratio data)

In addition to net income, one primary measure that we use to evaluate our financial performance is earnings before net interest expense, taxes, depreciation and amortization, or EBITDA. We use EBITDA to measure our operational strengths and the performance of our business and not to measure our liquidity.  EBITDA does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues, and should be considered in addition to, and not as a substitute for, net income and other measures of financial performance we report in accordance with GAAP. Furthermore, EBITDA presentations may vary among companies; thus, our EBITDA may not be comparable to similarly titled measures of other companies.

We believe EBITDA is useful as a measurement tool because it helps investors evaluate and compare our operating performance from period to period by removing the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation and amortization of our vessels) from our operating results. Our management uses EBITDA (i) to assess compliance with financial ratios and covenants that will be included in our revolving credit facility; and  (ii) in communications with lenders, rating agencies and others, concerning our financial performance.

The following table presents a reconciliation of EBITDA to net income, which is the most directly comparable GAAP financial measure of our operating results:

	Three Months Ended		Six Months Ended		2008 Guidance
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007	Low	High
	(unaudited)		(unaudited)		(unaudited)
EBITDA	$ 48,654	$ 46,119	$74,292	$104,122	$225,000	$265,000
Less: Depreciation & Amortization	17,675	9,180	34,302	18,074	70,000	71,000
Less: Non-Cash Stock Compensation Expense	1,481	797	2,944	1,603	5,500	6,300
Less: Interest Expense	5,014	2,419	11,731	4,958	23,500	21,000
Less: Non-Cash Equity Loss (Earnings)	-	11,793	-	10,841	-	-
Less: Provision for Income Taxes	7,583	10,365	7,845	27,018	42,000	51,700
Net Income	$ 16,901	$ 11,565	$17,470	$ 41,628	$84,000	$115,000

	As of 6/30/08	As of 12/31/07
Total Debt	$ 344,500	$ 375,000
Less: Cash	(5,903)	(61,287)
Net Debt	$ 338,597	$ 313,713